Exhibit 99.1

PRESS RELEASE

Playlogic Entertainment, Inc. Holds Annual Shareholders Meeting

Amsterdam, May 28th,  2008 - Today, Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) an independent worldwide publisher of entertainment software,  held its annual Meeting of Shareholders in Amsterdam. 63% of the shareholders were represented. Topics of the meeting included; re-election of the board of directors, a report of past year performance, current developments and general outlook for the year 2008.

A full-year 2008 financial outlook was given during this meeting. In 2007 Playlogic released 7 games, for 2008 the company expects to release 15 games (29 SKU’s) on several platforms.

The financial outlook for 2008 net profit is $3mio to $5mio ($0,07 to $0,12 per share).  Net profit per share for second quarter is expected to be equal or higher than the profit of $0,02 per share achieved in the first quarter.

In 2008 Playlogic is shifting its focus more to console games though PC titles will still be a substantial part of the Playlogic business.  In addition, during 2008 Playlogic plans to launch its new 2.0 website which will include a shop for digital downloads and boxed products.

In the 2nd half of 2008 Playlogic is planning several road shows in the U.S. and Europe, for which the dates will be announced.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 80 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe.

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 20 titles during 2008.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Robert A. Van Duivenbode
T: +31 20 676 03 04
M: +31 6 53 53 00 10
E: rvanduivenbode@playlogicint.com
For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com